Exhibit 3.1

GETTY REALTY CORP.

ARTICLES OF AMENDMENT

getty realty CORP., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland in Baltimore County, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended to add a new Section 6.10 to Article VI of the Charter as follows:

“Section 6.10. Bylaw Amendments.

Section 6.10.1By Directors.  The Board of Directors of the Corporation is authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

Section 6.10.2By Stockholders.  Pursuant to a binding proposal submitted for approval by the stockholders at a duly called annual meeting or special meeting of stockholders by a stockholder (or group of stockholders) that (a) provides to the secretary of the Corporation a timely notice of such proposal that satisfies the applicable notice procedures and all other relevant provisions of Section 3 and Section 12 of Article II of the Bylaws of the Corporation (or any successor provisions thereof), and applicable law, and (b) satisfies the ownership and other eligibility requirements of Rule 14a-8 under the U.S. Exchange Act of 1934, as amended, for the periods and as of the dates specified therein, the stockholders shall have the power to make, repeal, alter, amend and rescind the Bylaws if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.”

SECOND:  The foregoing amendment does not increase the authorized stock of the Corporation.

THIRD:  The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

FOURTH:  The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

FIFTH:  The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the act and deed of the Corporation, and further, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary on this 26th day of April, 2022.

ATTEST:	GETTY REALTY CORP.

/s/ Joshua Dicker	By: /s/ Christopher J. Constant
Name: Joshua Dicker Title: Executive Vice President, General Counsel and Secretary	Name:Christopher J. Constant Title:President and Chief Executive Officer

Signature Page to Articles of Amendment for Getty Realty Corp.

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